CERTIFICATE OF TRUST

OF

CUSHING ETF TRUST

The undersigned, the sole trustee of Cushing ETF Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3810, hereby certifies as follows:

1.	The name of the statutory trust is Cushing ETF Trust (the “Trust”).

2.
The name and business address of the registered office of the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of this 1st day of June, 2018.

/s/ Jerry V. Swank Jerry V. Swank Sole Trustee

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

CUSHING ETF TRUST

1.	The name of the statutory trust is Cushing ETF Trust (the “Trust”).

2.	Pursuant to this Certificate of Amendment, Article 3 of the Certificate of Trust is hereby amended in its entirety to read as follows:

3.
The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1 et seq.). Notice is hereby given that the Trust consists or may hereafter consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Trust as of this 4th day of June, 2018

/s/ Jerry V. Swank Jerry V. Swank Sole Trustee